Exhibit 10.16

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CO-OPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made as of July 17, 2024 by and among:

(1)	WeRide Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with its affiliates herein after referred to as “WeRide”); and

(2)

RENAULT s.a.s, a simplified joint stock company (société par actions simplifiée) incorporated and existing under the laws of the French Republic (together with its affiliates herein after referred to as “Renault”). Renault on the one hand, and WeRide on the other hand, are sometimes herein referred to each as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Renault and WeRide have entered in May 2024 into a collaboration agreement with Renault Group regarding demonstration and potential future joint development of WeRide’s self-driving vehicles for automated road transport systems in Europe on an exclusive basis for fourteen (14) months;

WHEREAS, pursuant to such collaboration agreement, Renault and WeRide have jointly completed the public demonstration of WeRide’s autonomous driving vehicles at 2024 Roland Garros;

WHEREAS, considering the success of the first demonstration at 2024 Roland Garros and the strong interest shown by public transport authorities (“PTA”) and operators (“PTO”), the Parties wish to accelerate the deployment of self-driving vehicles for automated road transport systems (“STRA”) in Europe to jointly develop a real business in the coming years;

WHEREAS, to this end, Renault is considering supporting demonstrations in the coming years e.g. to select routes around Roland Garros arena during the event in 2025, and/or Renault Technocenter to train station (Versailles or Saint-Quentin-en-Yvelines), and/or Paris Champs-Élysées around Renault flagship store, and /or Additional demonstration routes;

WHEREAS, additional demonstrations and experimental projects with PTO and PTA, including the use of WeRide’s vehicles and later of Renault designed vehicles are under study; and

WHEREAS, more generally, the Parties wish to cooperate in the above matters and the development and expansion of L4 autonomous driving robobus business in Europe (the “Cooperated Business”) in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

COLLABORATION AND CO-OPERATION

Section 1.1 Contract Term. This Agreement is subject to the closing of the concurrent private placement contemplated by Alliance Ventures B.V. in WeRide Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands and shall become effective on the date thereof. It shall remain in full force and effect until December 31, 2027 (the “Term”). This Agreement may also be terminated at any time by a written agreement between the Parties hereto.

Section 1.2 Services Provided by WeRide. With respect to the cooperation between the Parties in carrying out the Cooperated Business, in consideration for the provision of services by Renault pursuant to Section 1.3, WeRide shall carry out the following business activities:

(a) L4 Autonomous Driving Vehicles. WeRide shall:

(i) collaborate with Renault’s engineering teams to define and specify the Renault vehicles’ product and technical specifications, including robotization and autonomous driving integration, to ensure compatibility with WeRide’s L4 autonomous driving technology,

(ii) undertake the integration of its L4 autonomous driving system into Renault’s vehicles, and

(iii) cooperate with Renault to identify and secure the most suitable solutions and suppliers required for the development of robobus.

(b) Validation of Vehicles. WeRide shall:

(i) test and validate, in collaboration with Renault’s engineering teams, Renault’s vehicles equipped with WeRide’s L4 autonomous driving technology, and

(ii) cooperate with Renault to prepare and perform all necessary steps to homologate and certify Renault’s vehicles equipped with WeRide’s L4 autonomous driving technology at each necessary level (local, national, and European) for full driverless operations.

(c) Labelling and Simulation. WeRide shall:

(i) roll out data collection, processing, and labeling procedures to enable its artificial intelligence (“AI”) models’ learning (supervised, unsupervised, and reinforcement) for Renault’s vehicles equipped with L4 autonomous driving technology, and

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(ii) run simulations to validate and evaluate the performance of its AI models.

(d) Priority and Dispatch of Engineers. WeRide shall:

(i) Prioritize the development of Renault ADAS L2/L2+ development requests over the requests of other Europe OEMs manufacturing passenger vehicles,

(ii) prioritize the development of Renault’s vehicles based on WeRide’s L4 autonomous driving technology over its other robobus business activities in Europe for two (2) years after the date hereof, and

(iii) dispatch a group of engineers to Renault in a continuous manner during the Term competent to provide all necessary information and assistance in connection to the Cooperated Business.

The services referred to in (a) to (d) above shall be monitored by the Parties according to Schedule A attached herewith.

Section 1.3 Services Provided by Renault. With respect to the cooperation between the Parties in carrying out the Cooperated Business, in consideration for the provision of services by WeRide pursuant to Section 1.2, Renault shall carry out the following business activities:

(a) Renault shall support WeRide to access the European market through (i) Renault’s brand awareness and (ii) Renault’s knowledge and practice of the European market and European regulation authorities. Notwithstanding the foregoing, nothing in this Agreement may be interpreted as granting WeRide a license or any other right of any kind over Renault’s brand and trademarks.

(b) Equally, Renault could also help WeRide to develop innovative Advanced Driver-Assistance Systems (“ADAS”) products for European market.

(c) Renault shall discuss in good faith with WeRide the terms and conditions under which Renault may provide to WeRide resources as reasonably requested by WeRide to support carrying out the Cooperated Business and develop the ADAS technology. For the avoidance of doubt, in the case where the Parties would fail to find an agreement on the subject matter, WeRide would still be bound to provide the Services as provided in 1.2 of this Agreement.

Section 1.4 Other undertakings of the Parties. In consideration for Renault’s support and services to enter the European market as described in this Agreement, WeRide shall pay to Renault thirty percent (30%) of WeRide’s results deriving from WeRide’s Robobus Business in Europe during the calendar years 2025 and 2026, up to a maximum amount of US$[***] ([***] US Dollars). In the case where the 30% of the results of WeRide’s Robobus Business referred to above over the years 2025 and 2026 would not reach the USD[***] threshold, then upon the reasonable request of Renault, WeRide shall provide additional services to Renault, with terms and conditions to be discussed and aligned by the parties in good faith.

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For the purpose of this Agreement, “WeRide’s Robobus Business” shall include (i) the sale, leasing or any other business activities involving current or future WeRide’s self-driving vehicles for automated road transport systems – e.g shuttles, minibus, passenger vehicle for public transportation, vans, light commercial vehicles for goods and logistics – and (ii) associated services such as but not limited to the services listed in Schedule B and “results” on Robobus Business shall mean the revenues generated by such business expressed in Euros over the relevant years minus the marginal costs incurred (including base car, AD kit and AD kit assembly costs, IT costs, running costs) in connection with such business.

Section 1.5 Governance of the Cooperated Business.

(a) The Parties shall establish a joint steering committee (the “JSC”) to coordinate and oversee the implementation and management of this Agreement. The detailed roles and responsibilities of the JSC will be defined by its members. Representatives from each Party shall have the authority to make and validate all necessary decisions to fulfill their duties under this Agreement.

(b) The JSC shall consist of the following permanent members: (i) representatives of WeRide’s program management office and other functions as deemed appropriate, and (ii) a representative from Renault’s program management office, with additional members attending meetings as necessary.

(c) The chairman of the JSC shall be a Renault’s representative.

(d) The JSC shall hold meetings monthly or on an ad hoc basis if requested by either Party.

(e) The JSC shall perform, among other duties, the following functions:

(i) managing the services as described in Sections 1.2 and 1.3 of this Agreement (the “Services”);

(ii) approve, monitor, and adjust budget expenditures in connection to the Cooperated Business and the Services; and

(iii) establish functional working groups as deemed appropriate to discuss relevant topics such as robobus business evolution, L4 autonomous driving technology roadmap, and ADAS development.

(f) All decisions made by the JSC shall be reached by unanimous consensus and recorded in the minutes of the JSC meetings.

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ARTICLE II

MISCELLANEOUS

Section 2.1 Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. The seat of arbitration shall be Hong Kong. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 2.2 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

Section 2.3 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Parties, and their respective heirs, successors and permitted assigns.

Section 2.4 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by a Party without the express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 2.5 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

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If to WeRide, at:	***** E-mail: ***** Attn: *****

If to Renault, at:	***** E-mail:***** Attn:*****

Any Party may change its address for purposes of this Section 2.5 by giving the other Party written notice of the new address in the manner set forth above.

Section 2.6 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by such agreements.

Section 2.7 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 2.8 Fees and Expenses. Except as otherwise provided in this Agreement, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 2.9 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

WeRide Inc.

By:	/s/ Tony Xu Han
Name:	Tony Xu Han
Title:	Director & CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

RENAULT s.a.s

By:	/s/ Heinz-Jürgen Löw
Name:	Heinz-Jürgen Löw
Title:	Vice-President–Renault Brand-LCV

Schedule A

WeRide’s Ecosystem Services to be Provided

Schedule B

Associated services